**PRESS RELEASE**

Contact:
Thomas F. Gibney, President and CEO
12 Main Street
Walden, NY 12586
(845) 778-2171

February 20, 2009

            HOMETOWN BANCORP, INC. ANNOUNCES FOURTH QUARTER AND 2008 ANNUAL EARNINGS


     Hometown Bancorp, Inc., (the "Company") (OTCBB: HTWC) the mid-tier holding company for Walden Federal Savings and Loan Association (the "Bank"), announced earnings of $13,000 for the three months ended December 31, 2008 as compared to $217,000 for the same period in 2007. For the year ended December 31, 2008, the Company reported net income of $565,000 compared to $850,000 for 2007. The primary reason for the decline in earnings for both the fourth quarter and the year ended December 31, 2008 was an increase in the Company's provision for loan losses.

     The provision for loan losses for the quarter ended December 31, 2008 increased $320,000 as compared to the provision for the fourth quarter in 2007. The provision for loan losses for 2008 increased $394,000 as compared to the provision for 2007. As a result, the allowance for loan losses totaled $1.3 million at December 31, 2008 (or 0.97% of total loans), as compared to $787,000 (or 0.64% of total loans) as of December 31, 2007. The increase in the provision for loan losses during the fourth quarter and year ending December 31, 2008 was partially the result of management's consideration of decreases in the real estate values in our market area and increases in our non-accrual loans. The increase in the provision for loan losses for the quarter and year also reflects management's review of $1.2 million of land and construction loan participations secured by a residential subdivision located in the Bank's market area. During the fourth quarter of 2008 management determined to establish a specific loan loss allowance of $389,000 against such loans due to updated appraisal on the project indicating lower collateral values given current market conditions.

     Net interest income decreased by $14,000 or 0.9% to $1.5 million for the three months ended December 31, 2008. Net interest income increased 7.3% to $6.2 million for the year ended December 31, 2008, from $5.8 million for the year ended December 31, 2007.

     The decrease in net interest income during the fourth quarter resulted primarily from a $2.2 million decrease in the average balance of net interest-earning assets and a 20 basis point decrease in our net interest rate spread in the three month period ended December 31, 2008 as compared with the three month period ended December 31, 2007. The increase in net interest income for the year ended December 31, 2008, resulted primarily from a $3.9 million increase in the average balance of net interest-earning assets, and a 7 basis point increase in our net interest rate spread in the comparable year periods. The net interest margin decreased 55 and 9 basis points for the comparable three month and annual periods ended December 31, 2008 and 2007, respectively.

     Non-interest income was $433,000 for the quarter ended December 31, 2008 compared to $443,000 for the quarter ended December 31, 2007. Excluding the effect of non-recurring income from the settlement of a litigation matter of $22,000 in the fourth quarter of 2008, non-interest income decreased by $32,000. Contributing to the decrease in recurring non-interest income for the quarter ended December 31, 2008, were decreases in banking fees and service charges of $11,000 as a result of customer preference for service charge free accounts and the competitive banking environment. Mortgage banking income, net, decreased by $27,000 as a result of the decrease in the volume of mortgages sold and the gains derived from such sales.

     Non-interest income was $1.7 million for both the years ended December 31, 2008 and 2007. Excluding the effect of non-recurring income from the settlement of a litigation matter of $186,000 in 2008, non-interest income decreased by $170,000. Contributing to the decrease in non-interest income for the year ended December 31, 2008, were decreases in banking fees and service charges of $43,000 as a result of customer preference for service charge free accounts and the competitive banking environment. Mortgage banking income, net, decreased by $101,000 as a result of the decrease in the volume of mortgages sold and the gains derived from such sales.

     Non-interest expense increased by $64,000 and was $1.6 million for the quarters ended December 31, 2008 and December 31, 2007. Expense for the FDIC deposit insurance premium increased $17,000 in the fourth quarter of 2008. Professional fees increased by $51,000 for the quarter ended December 31, 2008, primarily due to expenses relating to being a public company.

     Non-interest expense was $6.5 million for the year ended December 31, 2008 compared to $5.9 million for 2007. Non-interest expense includes salary and employee benefits and other operating expenses which increased $198,000 for the year ended December 31, 2008, for the Bank's newest branch which opened in September 2007 in the Town of Newburgh. In addition salary and medical benefits increased by $144,000 for all staff in 2008. Expense for the FDIC deposit insurance premium increased $36,000 in 2008. Professional fees increased by $181,000 for the year ended December 31, 2008, primarily due to expenses relating to being a public company.

     Total assets grew $17.7 million, or 13.3%, to $150.4 million at December 31, 2008 from $132.7 million at December 31, 2007, due primarily to loan growth which was offset in part by a reduction in cash and cash equivalents and securities. Loans net, increased $16.5 million, or 13.5%, from $121.5 million at December 31, 2007 to $138.0 million at December 31, 2008. The primary reasons for loan growth during 2008 were increases of $15.6 million in residential mortgages, $2.9 million in commercial mortgage loans and $3.3 million in land loans offset by a decrease of $2.7 million in commercial business loans. Cash and cash equivalents decreased by $810,000, while securities decreased by $266,000 in 2008.

     Nonperforming loans totaled $5.0 million, or 3.6% of total loans at December 31, 2008 compared to $1.8 million, or 1.4% of total loans at September 30, 2008 and $124,000, or 0.1% of total loans at December 31, 2007. The $5.0 million in nonperforming loans at year end were comprised of $2.4 million in one to four family residential loans, (one of these loans totaling $533,000 was paid off in January), $1.2 million of loans extended to the residential subdivision previously mentioned, one loan to a builder for construction of an unsold home of $663,000 and $391,000 of land loans, primarily for a residential subdivision.

     Total deposits were $124.7 million at December 31, 2008 compared to $112.1 million at December 31, 2007, an increase of $12.7 million or 11.3%. The increase was predominately in certificates of deposit which grew by $12.6 million, mostly due to certificates of deposit promotions to fund loan growth and customer's preference for higher deposit rates, offset by decreases in non-interest bearing demand accounts of $494,000.

     Total borrowings were approximately $4.4 million at December 31, 2008 compared to no borrowings at December 31, 2007. The borrowings were advances from the FHLB used to fund loan growth.

     Total stockholders' equity increased $314,000 from $18.5 million at December 31, 2007 to $18.8 million at December 31, 2008. Equity increased primarily due to earnings of $565,000 for the year ended December 31, 2008, partially offset by common stock repurchases of $284,000 during 2008.

     Established in 1919, the Bank is a community-oriented financial institution headquartered in Walden, New York. Through its six offices, the Bank offers a full-range of financial services to individuals and businesses within its market area. For more information on Hometown Bancorp, Inc. and Walden Federal Savings and Loan Association go to our website www.waldenfederal.com.

     This press release contains certain forward-looking statements that are based on assumptions and may describe future plans, strategies and expectations of the Company. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like "believe," "expect," "anticipate," "estimate" and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may." Certain factors that could cause actual results to differ materially from expected results include changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of the Company and the Bank, and changes in the securities markets. Except as required by law, the Company does not undertake any obligation to update any forward-looking statements to reflect changes in belief, expectations or events.


                                                               For the Year Ended
--------------------------------------------------------------------------------------------
                                                     December 31,             December 31,
(Dollars in thousands)                                   2008                     2007
--------------------------------------------------------------------------------------------
Financial Condition Data:
Total assets                                          $150,369                  $132,690
Investment securities                                    2,511                     2,777
Loans receivable, net                                  137,974                   121,510
Deposits                                               124,739                   112,061

Borrowings                                               4,375                         -
Total stockholders' equity                              18,794                    18,480

Capital Ratios:
Average equity to average assets                         13.49  %                  10.67  %
Equity to total assets at the end of the period          12.50                     13.93

Asset Quality Ratios:
Allowance for loan losses as a percent of total
loans                                                     0.97  %                   0.64  %
Allowance for loan losses as a percent of
nonperforming loans                                      27.10                    634.68
Net charge-offs to average outstanding loans
during the period                                         0.01                      0.02
Nonperforming loans as a percent of total loans           3.57                      0.10



-------------------------------------------------------------------------------------------------------------------------
                                                      Three Months Ended
                                                           December 31,                          Year Ended December 31,
(Dollars in thousands, except earnings per share
data)                                                  2008                 2007                2008                2007
                                                       ----                 ----                ----                ----
                                                    ---------------------------------------------------------------------
Operating Data:
Interest income                                      $ 2,160              $ 2,316             $ 8,726             $ 8,915

Interest expense                                         629                  771               2,499               3,112
                                                    ---------------------------------------------------------------------
Net interest income                                    1,531                1,545               6,227               5,803

Provision for loan losses                                345                   25                 579                 185
                                                    ---------------------------------------------------------------------
Net interest income after provision for loan
losses                                                 1,186                1,520               5,648               5,618

Non-interest income                                      433                  443               1,745               1,729

Non-interest expenses                                  1,621                1,557               6,492               5,917
                                                    ---------------------------------------------------------------------
Income (loss) before taxes                                (2)                 406                 901               1,430

Income tax expense (benefit)                             (15)                 189                 336                 580
                                                    ---------------------------------------------------------------------
Net income                                           $    13              $   217             $   565             $   850
-------------------------------------------------------------------------------------------------------------------------

Earnings Per Common Share:
Basic and diluted                                     $ 0.01              $  0.09             $  0.25             $  0.47
Weighted average shares outstanding                    2,269                2,291               2,286               1,812

Performance Ratios (1):
Return on average assets                                0.04  %              0.67  %             0.40  %             0.67   %
Return on average equity                                0.27                 4.71                2.99                6.24
Interest rate spread (2)                                3.90                 4.10                4.09                4.02
Net interest margin (3)                                 4.39                 4.94                4.66                4.75
Non-interest income to average assets                   1.18                 1.36                1.25                1.35
Non-interest expense to average assets                  4.41                 4.78                4.64                4.63
Efficiency ratio (4)                                   82.54                78.32               81.44               78.56
Average interest-earning assets to average
   interest-bearing liabilities                       127.10               134.20              130.47              128.79

-------------------------------------------------------------------------------------------------------------------------
     (1) Quarterly performance ratios are annualized.
     (2) Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost
         of interest-bearing liabilities.
     (3) Represents net interest income as a percent of average interest-earning assets.
     (4) Represents noninterest expense divided by the sum of net interest income and noninterest income.
